STOCK PURCHASE AGREEMENT
                                     DATED
                                NOVEMBER 4, 1996
                                    BETWEEN
                               HANDEX CORPORATION
                                      AND
                                   ECB, INC.

                        TABLE OF CONTENTS
                       ------------------

                                                             PAGE
     DEFINITIONS................................................1
1.   SALE AND TRANSFER OF SHARES; CLOSING.......................9
     1    SHARES................................................9
     2    CONSIDERATION........................................10
     3    CLOSING..............................................10
     4    CLOSING OBLIGATIONS..................................10
     5    ADJUSTMENT AMOUNT....................................12
     6    ADJUSTMENT PROCEDURE.................................12
2.   REPRESENTATIONS AND WARRANTIES OF SELLER..................12
     1    ORGANIZATION AND GOOD STANDING.......................13
     2    AUTHORITY; NO CONFLICT...............................13
     3    CAPITALIZATION.......................................14
     4    FINANCIAL STATEMENTS.................................14
     5    BOOKS AND RECORDS....................................15
     6    TITLE TO PROPERTIES; ENCUMBRANCES....................15
     7    TAXES................................................16
     8    NO MATERIAL ADVERSE CHANGE...........................17
     9    EMPLOYEE BENEFITS....................................17
     10   COMPLIANCE WITH LEGAL REQUIREMENTS;
          GOVERNMENTAL AUTHORIZATIONS..........................22
     11   LEGAL PROCEEDINGS; ORDERS............................23
     12   ABSENCE OF CERTAIN CHANGES AND EVENTS................24
     13   CONTRACTS; NO DEFAULTS...............................25
     14   INSURANCE............................................27
     15   ENVIRONMENTAL MATTERS................................28
     16   LABOR RELATIONS; COMPLIANCE..........................30
     17   INTELLECTUAL PROPERTY................................30
     18   DISCLOSURE...........................................33
     19   RELATIONSHIPS WITH RELATED PERSONS...................33
     20   BROKERS OR FINDERS...................................34
     21   SUFFICIENCY OF ASSETS................................34
     22   CURRENT CLIENTS......................................34
     23   INVENTORY............................................34
     24   NO UNDISCLOSED LIABILITIES...........................34
     25   EMPLOYEES............................................35
     26   INVESTMENT INTENT....................................35
3.   REPRESENTATIONS AND WARRANTIES OF BUYER...................35
     1    ORGANIZATION AND GOOD STANDING.......................35
     2    AUTHORITY; NO CONFLICT...............................35
     3    INVESTMENT INTENT....................................36
     4    CERTAIN PROCEEDINGS..................................36
     5    BROKERS OR FINDERS...................................36
     6    UNDISCLOSED KNOWLEDGE................................37
     7    CAPITALIZATION; LIABILITIES; SOLVENCY................37
4.   COVENANTS OF SELLER PRIOR TO CLOSING DATE.................38
     1    ACCESS AND INVESTIGATION.............................38
     2    OPERATION OF THE BUSINESSES OF THE
          ACQUIRED COMPANIES...................................38
     3    NEGATIVE COVENANT....................................38
     4    REQUIRED APPROVALS...................................38
     5    NOTIFICATION.........................................39
     6    NO NEGOTIATION.......................................39
     7    BEST EFFORTS.........................................39
5.   COVENANTS OF BUYER PRIOR TO CLOSING DATE..................39
     1    REQUIRED APPROVALS...................................39
     2    BEST EFFORTS.........................................40
     3    NEGATIVE COVENANT....................................40
6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.......40
     1    ACCURACY OF REPRESENTATIONS..........................40
     2    SELLER'S PERFORMANCE.................................40
     3    CONSENTS.............................................40
     4    ADDITIONAL DOCUMENTS.................................41
     5    NO PROCEEDINGS.......................................41
     6    NO CLAIM REGARDING STOCK OWNERSHIP OR
          SALE PROCEEDS........................................41
     7    NO PROHIBITION.......................................41
7.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE......41
     1    ACCURACY OF REPRESENTATIONS..........................41
     2    BUYER'S PERFORMANCE..................................42
     3    ADDITIONAL DOCUMENTS; CONSENTS.......................42
     4    NO PROCEEDINGS OR PROHIBITION........................42
8.   TERMINATION...............................................42
     1    TERMINATION EVENTS...................................42
     2    EFFECT OF TERMINATION................................43
9.   INDEMNIFICATION; REMEDIES.................................44
     1     SURVIVAL............................................44
     2     INDEMNIFICATION AND PAYMENT OF DAMAGES
           BY SELLER...........................................44
     3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY
           SELLER--ENVIRONMENTAL MATTERS.......................44
     4     INDEMNIFICATION AND PAYMENT OF DAMAGES
           BY BUYER............................................45
     5     TIME AND KNOWLEDGE LIMITATIONS......................46
     6     LIMITATIONS ON AMOUNT--SELLER.......................46
     7     LIMITATIONS ON AMOUNT--BUYER........................46
     8     RIGHT OF SET-OFF....................................47
     9     PROCEDURE FOR INDEMNIFICATION--THIRD
           PARTY CLAIMS........................................47
     10    PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.........48
     11    EXCLUSIVE REMEDY....................................49
     12    DISPUTE RESOLUTION..................................49
10.  GENERAL PROVISIONS AND COVENANTS TO BE PERFORMED
     AFTER CLOSING.............................................50
     1     EXPENSES............................................50
     2     PUBLIC ANNOUNCEMENTS................................50
     3     CONFIDENTIALITY.....................................50
     4     NOTICES.............................................50
     5     FURTHER ASSURANCES..................................51
     6     WAIVER..............................................52
     7     ENTIRE AGREEMENT AND MODIFICATION...................52
     8     DISCLOSURE SCHEDULE.................................52
     9     ASSIGNMENTS, SUCCESSORS, AND NO
           THIRD-PARTY RIGHTS..................................52
     10    SEVERABILITY........................................53
     11    SECTION HEADINGS; CONSTRUCTION......................53
     12    TIME OF ESSENCE.....................................53
     13    GOVERNING LAW.......................................53
     14    COUNTERPARTS........................................53
     15    CORPORATE NAME; TRADEMARKS..........................53
     16    TAX RETURNS, PAYMENTS AND ELECTIONS.................53
     17
     18
     19
SELLER'S DISCLOSURE SCHEDULE
Schedule 3.1        Acquired Companies
Schedule 3.2        Conflicts/Violations Preventing Transfer
Schedule 3.3        Contracts to Acquire Interest in Other Entities
Schedule 3.4        Financial Statements Not Consistent With GAAP
Schedule 3.6        Real Estate, Real Property Leases and Equipment Leases
Schedule 3.7(a)     Payment or Provision For Payment of Taxes
Schedule 3.7(b)     Audits of Tax Returns Since 12/31/93
Schedule 3.7(c)     Adequacy of Tax Reserves
Schedule 3.7(d)     Completeness of Returns, Target Affiliates
Schedule 3.9(i)     Company Plans and Company Other Benefits
Schedule 3.9(ii)    ERISA Affiliate Plans
Schedule 3.9(iii)   Post Retirement Benefit Obligations
Schedule 3.9(iv)    Costs of Undisclosed Plans
Schedule 3.9(vi)    Compliance Obligations
Schedule 3.10       Compliance: Legal Requirements and Governmental Obligations
Schedule 3.11(a)    Legal Proceedings - Against Seller, et al.
Schedule 3.11(b)    Legal Proceedings - By Seller, et al.
Schedule 3.11(c)    Legal Proceedings - Orders Seller Subject To
Schedule 3.11(d)    Legal Proceedings - Seller in Compliance with Orders
Schedule 3.12       Absence of Certain Changes and Events
Schedule 3.13(a)    Applicable Contracts
Schedule 3.13(a)(v) Applicable Contracts - Form of Employee Agreement
Schedule 3.13(b)    Applicable Contracts - No Rights Under Material Applicable
                    Contracts
Schedule 3.13(c)    Applicable Contract - Material Applicable Contracts Validity
Schedule 3.13(d)    Applicable Contracts - Material Applicable Contracts
                    Compliance
Schedule 3.13(e)    Applicable Contracts - No Renegotiation
Schedule 3.13(f)    Applicable Contracts - Consideration in Violation
Schedule 3.14(b)    Insurance - Status
Schedule 3.15       Environmental Matters
Schedule 3.16       Labor Matters
Schedule 3.17(b)    Intellectual Property - Relating to Applicable Contracts
Schedule 3.17(c)    Intellectual Property - Employees Restricted
Schedule 3.17(d)    Intellectual Property - Patents
Schedule 3.17(e)    Intellectual Property - Trademarks
Schedule 3.17(f)    Intellectual Property - Copyrights
Schedule 3.17(g)    Intellectual Property - Trade Secrets
Schedule 3.19       Relationships with Related Persons
Schedule 3.21       Sufficiency of Assets
Schedule 3.22       Current Clients - Possible Terminations
Schedule 3.25       Employees
Schedule 10.4       Indemnification by Buyer
BUYER'S SCHEDULES
Schedule 4.2        Authority; No Conflict
Schedule 4.7(b)     Capitalization; Liabilities; Solvency
 EXHIBITS
2.2(b)         --   Promissory Note
2.2(c)         --   Terms of Preferred Shares
2.2(d)         --   Warrant A
2.2(e)         --   Warrant B
2.4(a)(ii)     --   Receivables Collection Agreement
2.4(a)(v)      --   Subordination Agreement
2.4(a)(vi)     --   Completion Assistance Agreement
2.4(a)(vii)    --   Shareholders Agreement
2.4(b)(v)      --   Sublease
2.4(b)(viii)   --   Corporate Guaranty and Pledge Agreement
2.4(b)(ix)     --   Pledge Agreement
2.4(b)(x)      --   Nonrecourse Individual Guaranty and Pledge Agreement
2.6(a)         --   Financial Calculations
7.4(a)         --   Form of Calfee, Halter & Griswold legal opinion
7.4(b)         --   Form of Gary T. Gann legal opinion
8.3(a)         --   Form of Cobb Cole & Bell legal opinion
10.8           --   Claims Escrow Agreement

88/HANDEX/199843.15


                    STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made as of November 4, 1996, by ECB, INC., a Florida corporation ("Buyer"), and HANDEX CORPORATION, a Delaware Corporation ("Seller").

                            RECITALS

     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Handex Environmental, Inc., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                            AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     "Acquired Assets"--all assets, properties and rights of the Acquired Companies, whether tangible or intangible, real, personal or mixed, including the Net Acquired Current Assets and Net P, P & E, but exclusive of the Retained Contracts, Retained Miscellaneous Assets and Retained Trade Receivables.
     "Acquired Companies"--the Company and its Subsidiaries, collectively. "Adjustment Amount"--as defined in Section 2.5.
     "Applicable Contract"--any Contract other than a Retained Contract (a) under which any Acquired Company has any rights, (b) under which any Acquired Company has become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.
     "Balance Sheet"--as defined in Section 3.4.
     "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to cause such result to be achieved as expeditiously as practicable; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.
     "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
     "Buyer"--as defined in the first paragraph of this Agreement.
     "Buyer's Closing Documents" --as defined in Section 4.2(a).
     "Buyer's Shareholders"--as defined in Section 4.7.
     "Claims Escrow Agreement"--as defined in Section 10.8.
     "Closing"--as defined in Section 2.3.
     "Closing Date"--the date and time as of which the Closing actually takes place.
     "Company"--as defined in the Recitals of this Agreement.
     "Completion Assistance Agreement"--as defined in Section 2.4(a)(vi). "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
     "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:
           the sale of the Shares by Seller to Buyer;
           issuance of the Promissory Note, Preferred Shares and Warrants by Buyer to Seller;
           the execution, delivery, and performance of the Deposit Escrow Agreement, Completion Assistance Agreement, Receivables Collection Agreement, Sublease, Shareholders Agreement, Subordination Agreement, Pledge Agreement; Corporate Guaranty and Pledge Agreement; and the Nonrecourse Individual Guaranty and Pledge Agreement; and
           the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.
     "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     "Corporate Guaranty and Pledge Agreement"--as defined in Section 2.4(b)(viii).
     "Damages"--as defined in Section 10.2.
     "Deposit Escrow Agreement"--the Deposit Escrow Agreement of even date herewith between Seller, Buyer and SouthTrust Asset Management Company of Florida, N.A.
     "Disclosure Schedule"--the Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
     "Eligible Receivables"--accounts receivable of the Acquired Companies against which Buyer may borrow at least 75% of the face value on the Closing Date.
     "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     "Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
     "Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
     (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. S9601 et seq., as amended ("CERCLA").
     "Environmental Law"--any Legal Requirement that requires or relates to:
     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
     (e)   protecting resources, species, or ecological amenities;
     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
     "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.
     "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(a) were prepared.
     "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     "Governmental Body"--any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b)   federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d)   multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.
     "Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     "Intellectual Property Assets"--as defined in Section 3.22.
     "Interim Balance Sheet"--as defined in Section 3.4.
     "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
     "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performing his duties.
     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, as of the date of this Agreement, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty in effect on the date of this Agreement or on the Closing Date.
     "Material Applicable Contract"--the Applicable Contracts listed or required to be listed on Schedule 3.13(a) including such Applicable Contracts as are disclosed on other Schedules.
     "Minimum Net Acquired Current Assets"--Five Million Ninety-Eight Thousand Two Hundred Sixty-Eight Dollars ($5,098,268).
     "Minimum Net P, P & E"--Five Million Two Hundred Thirty Seven Thousand Dollars ($5,237,000) less Eighty Thousand Dollars ($80,000) per month (or a prorated fraction thereof for a period less than a month) between December 31, 1996 and the Closing Date.
     "Net Acquired Balance Sheet Assets"--the Net Acquired Current Assets and Net Acquired P, P & E.
     "Net Acquired Current Assets"--the following assets of the Acquired
Companies: Eligible Receivables aggregating Eight Million Six Hundred Sixty-Seven Thousand Dollars ($8,667,000); inventories; prepaid expenses; other current and miscellaneous assets (other than the Retained Contracts Retained Miscellaneous Assets); less the following liabilities of the Acquired Companies: accounts payable; payroll and sales taxes payable; payroll; and other accrued liabilities, all as more fully described on Exhibit 2.6(a).
     "Net Acquired P, P & E"--the property, plant and equipment, net of reserves for depreciation, of the Acquired Companies.
     "Nonrecourse Individual Guaranty and Pledge Agreement--as defined in
Section 2.4(b)(x).
     "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.
     "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.
     "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
     "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     "Permitted Transfers"--any transfer by any Acquired Company to Seller of the Retained Contracts, Retained Miscellaneous Assets or Retained Trade Receivables.
     "Plan"--as defined in Section 3.13.
     "Pledge Agreement"--as defined in Section 2.4(b)(ix).
     "Preferred Shares"--as defined in Section 2.2(c).
     "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     "Promissory Note"--as defined in Section 2.2(b).
     "Receivables Collection Agreement"--as defined in Section 2.4(a)(ii). "Related Person"--with respect to a particular individual:
     (a)   each other member of such individual's Family;
     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;
     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and
     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
     (b)   any Person that holds a Material Interest in such specified Person;
     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
     (d)   any Person in which such specified Person holds a Material Interest;
     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
     (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 2% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 2% of the outstanding equity securities or equity interests in a Person.
     "Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
     "Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     "Retained Contracts"--the contracts with customers identified in the Completion Assistance Agreement, including all work-in-process related thereto.
     "Retained Miscellaneous Assets"--the following assets of the Acquired Companies, which Buyer acknowledges may be transferred to Seller at any time on or before the Closing Date: cash; marketable securities; loans receivable from officers, cash value of life insurance; refundable taxes and prepaid directors fees, all as more fully described on Exhibit 2.6(a).
     "Retained Receivables"--all of the trade accounts receivable and other receivables of the Acquired Companies other than the Eligible Receivables included in the Net Acquired Current Assets, as well as all claims relating to the matters described in Schedule 3.11(b), which Buyer acknowledges may be transferred to Seller at any time on or before the Closing Date.
     "Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     "Seller"--as defined in the first paragraph of this Agreement.
     "Seller's Closing Documents"--as defined in Section 3.2(a).
     "Shareholders Agreement"--as defined in Section 2.4(a)(vii).
     "Shares"--as defined in the Recitals of this Agreement.
     "Solvent"--as to any Person, means such Person (i) owns property, real, personal and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of its liabilities, including contingent liabilities,
(ii) is able to pay all of its liabilities as such liabilities mature and (iii) has sufficient capital to carry on its business and all business and transactions in which it is about to engage.
     "Southcoast"--Southcoast Capital Corporation.
     "Southcoast Warrant"--as defined in the Warrants.
     "SouthTrust"--SouthTrust Bank of Alabama, N.A.
     "Subordination Agreement"--as defined in Section 2.4(a)(v). "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
     "Tax"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax) levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
     "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
     "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) or if any other event has occurred, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
     "Warrants"--collectively Warrant A and Warrant B as described in Sections 2.2(d) and 2.2(e).

     SALE AND TRANSFER OF SHARES; CLOSING
           SHARES
           Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

           CONSIDERATION
           As consideration for the Shares, Buyer will pay or deliver, or cause to be paid or delivered, to Seller, the following:
           (a) Four Million Six Hundred Thousand Dollars ($4,600,000);
           (b) a promissory note payable to Seller in the original principal amount of Three Million Seven Hundred Thousand Dollars ($3,700,000) ("Promissory Note") having the terms, including provision for addition of the Adjustment Amount, as set forth in Exhibit 2.2(b);
           (c) 2,000 shares of Series A Preferred Stock ("Preferred Shares") of Buyer having the terms set forth in Exhibit 2.2(c);
           (d) a Warrant to acquire 300,000 shares of Common Stock in Buyer at a price of $1.32 per Share and having the terms set forth in Exhibit 2.2(d) ("Warrant A");
           (e) a Warrant to acquire 85,000 shares of Common Stock in Buyer at a price of $1.60 per share and having the terms set forth in Exhibit 2.2(e) ("Warrant B"); and
           (f) one third (1/3) of the Redemption Value of Amoco Marketing Environmental Services Company (as defined in the Amended and Restated Articles of Incorporation of such company) when paid or available to be paid to Buyer (or its successors or assigns).

           CLOSING
           The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller at 500 Campus Drive, Morganville, New Jersey 07751, at 11:00 a.m. (local time) on December 27, 1996, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
           CLOSING OBLIGATIONS
           At the Closing:
           (a)      Seller will deliver to Buyer:
                    a certificate representing the Shares, duly endorsed (or accompanied by duly executed stock power), for transfer to Buyer;
                    the Receivables Collection Agreement in the form of Exhibit 2.4(a)(ii) executed by Seller;
                    a certificate executed by Seller representing and warranting to Buyer that each of Seller's Closing Documents were duly executed and delivered and that each of Seller's representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5);
                    a Trademark Assignment of the two service marks for "Handex" held by Seller in form satisfactory for filing with the United States Patent and Trademark Office; and The Subordination Agreement with Buyer and SouthTrust in the form of Exhibit 2.4(a)(v) executed by Seller;
               (vi) the Completion Assistance Agreement in the form of Exhibit 2.4(a)(vi) executed by Seller; and
               (vii) the Shareholders Agreement among Seller, Buyer and Buyer's Shareholders in the form of Exhibit 2.4(a)(vii) executed by Seller.
           (b) Buyer will deliver to Seller:
               (i) Four Million Six Hundred Thousand Dollars ($4,600,000) by wire transfer to an account specified by Seller;
               (ii) the Promissory Note, Preferred Shares and Warrants;
               (iii)     the Completion Assistance Agreement;
               (iv) a certificate executed by Buyer to the effect that each of Buyer's Closing Documents was duly executed and delivered and that each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date;
               (v) a Sublease for a portion of the premises located at 500 Campus Drive, Morganville, New Jersey in the form of Exhibit 2.4 (b)(v), provided that the landlord consents to the sublease if such consent is required;
               (vi) the Receivables Collection Agreement executed by Buyer;
               (vii) the Subordination Agreement executed by Buyer and SouthTrust;
               (viii) the Corporate Guaranty and Pledge Agreement in the form of Exhibit 2.4(b)(viii) executed by each of the Acquired Companies;
               (ix) the Pledge Agreement in the form of Exhibit 2.4(b)(ix) executed by Buyer;
               (x) the Nonrecourse Individual Guaranty and Pledge Agreement from Buyer's Shareholders in the form of Exhibit 2.4(b)(x); and
               (xi) the Shareholders Agreement executed by Buyer, Buyer's Shareholders and Southcoast.

           ADJUSTMENT AMOUNT
           The Adjustment Amount (which may be a positive or negative number) will be equal to (a) the Net Acquired Balance Sheet Assets of the Acquired Companies, minus (b) Ten Million Three Hundred Thirty-Five Thousand Two Hundred Sixty-Eight Dollars ($10,335,268).

           ADJUSTMENT PROCEDURE
               Seller will prepare and will cause KPMG Peat Marwick, LLP, the Company's certified public accountants, to audit a determination of the Net Acquired Balance Sheet Assets of the Acquired Companies as of the Closing Date ("Closing Financial Determination"). Such determination shall be made in accordance with GAAP consistent with the accounting methods, principles, and conventions historically applied by Seller and used in determining Exhibit 2.6(a) hereto. Seller will deliver the Closing Financial Determination to Buyer within sixty days after the Closing Date. If within thirty days following delivery of the Closing Financial Determination, Buyer has not given Seller notice of its objection to the Closing Financial Determination (such notice must contain a statement of the basis of Buyer's objection), then the Net Acquired Balance Sheet Assets reflected in the Closing Financial Determination will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to Price, Waterhouse LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear the fees of the Accountants for such determination in inverse proportion to the respective amounts of the Adjustment Amount which are resolved in its favor.

               On the tenth business day following the final determination of the Adjustment Amount, any positive Adjustment Amount shall be paid by Buyer to Seller in the manner prescribed by the Promissory Note and any negative Adjustment Amount shall be paid by Seller to Buyer by cash if the Net Acquired P, P & E is less than the Minimum Net P, P & E and/or by cash and/or assignment of Eligible Receivables if the Net Acquired Current Assets is less than the Minimum Net Acquired Current Assets.

     REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:

           ORGANIZATION AND GOOD STANDING
               Schedule 3.1 of the Disclosure Schedule contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate or limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
               Seller has made available to Buyer copies of the Organizational Documents of each Acquired Company as currently in effect.

           AUTHORITY; NO CONFLICT
               Subject to the Consent of the stockholders of Seller required by applicable Legal Requirements, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Receivables Collection Agreement, Subordination Agreement, Completion Assistance Agreement, Sublease and Shareholders Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the corporate power and authority to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.
               Except as set forth in Schedule 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):
                    contravene, conflict with, or result in a violation of
(A) any provision of the Organizational Documents of the Acquired Companies, or
(B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;
                    contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, is subject;
                contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;
                    cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;
                    cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;
                    contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; or
                result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.
           Except as set forth in Schedule 3.2 of the Disclosure Schedule, neither Seller nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

           CAPITALIZATION
           The authorized equity securities of the Company consist of Three Thousand (3,000) shares of common stock, par value $.01 per share, of which One Hundred (100) shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Seller), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company other than the standard reference to the restrictions imposed by the Securities Act. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Schedule 3.3 of the Disclosure Schedule, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

           FINANCIAL STATEMENTS
           Seller has delivered to Buyer: (a) an audited consolidated balance sheet of Seller as at January 1, 1994 (including the notes thereto), and the related consolidated statement of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of KPMG Peat Marwick, independent certified public accountants; (b) unaudited consolidated balance sheets of the Acquired Companies as at December 31, 1994 and December 30, 1995 (the "Balance Sheet") and the related unaudited consolidated statements of income for each of the fiscal years then ended; and
(c) an unaudited consolidated balance sheet of the Acquired Companies as at August 24, 1996 (the "Interim Balance Sheet") and the related unaudited statement of income for the thirty-four weeks then ended. Such financial statements fairly present the financial condition and the results of operations, and, where provided, changes in stockholders' equity and cash flow as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, except as set forth in such statements or on Schedule 3.4 and subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and, in the case of all unaudited financial statements, to the absence of notes; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in such financial statements, the notes to such financial statements or Schedule
3.4. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

           BOOKS AND RECORDS
           The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Acquired Companies are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

           TITLE TO PROPERTIES; ENCUMBRANCES
           Schedule 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company (the "Property"). Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Acquired Companies and relating to such Property ("Title Evidence"). The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in premises owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 of the Disclosure Schedule and property and assets sold since the date of the Interim Balance Sheet). All material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except (a) mortgages or security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and
(d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto and
(iii) reservations, restrictions, conditions, easements and other exceptions of record or described or referenced in the Title Evidence. Except as provided in the Title Evidence, all improvements owned by the Acquired Companies lie wholly within the boundaries of the Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

           TAXES
               The Acquired Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements, except for such Tax Returns for which a timely request for an extension for filing has been made. Seller has made available to Buyer copies of all such Tax Returns filed since December 31, 1993. Seller or the Acquired Companies have paid, or made provision (as disclosed in Schedule
3.7 of the Disclosure Schedule) for the payment of, all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or any Acquired Company, except such Taxes, if any, as are listed in Schedule 3.7 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet.

               Schedule 3.7 of the Disclosure Schedule contains a complete and accurate list of all audits of all United States federal and state income Tax Returns of each Acquired Company subject to such Taxes since December 31, 1993, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.7 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings.
Schedule 3.7 of the Disclosure Schedule describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since December 31, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.7 of the Disclosure Schedule, neither Seller nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.
               Except as set forth on Schedule 3.7 the charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in
Schedule 3.7 of the Disclosure Schedule.  No consent to the application of
Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
               All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Schedule 3.7 of the Disclosure Schedule lists all such target affiliates.

           NO MATERIAL ADVERSE CHANGE
           Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Acquired Companies, taken as a whole, and, excluding changes in general economic or industry conditions, no event has occurred or circumstance arisen that will, or that could reasonably be expected to, result in such a material adverse change.

           EMPLOYEE BENEFITS
               As used in this Section 3.9, the following terms have the meanings set forth below.
           "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.
           "Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is or was a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes or has contributed, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or has participated.
All references to Plans are to Company Plans unless the context requires otherwise.
           "ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC S 414.
           "Multi-Employer Plan" has the meaning given in ERISA S 3(37)(A). "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC S 132.
           "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.
           "Pension Plan" has the meaning given in ERISA S 3(2)(A).
           "Plan" has the meaning given in ERISA S 3(3).
           "Plan Sponsor" has the meaning given in ERISA S 3(16)(B).
           "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC S 401(a).
           "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. S1301 et seq., other than Multi-Employer Plans.
           "VEBA" means a voluntary employees' beneficiary association under IRC S 501(c)(9).
           "Welfare Plan" has the meaning given in ERISA S 3(1).
               (i) Schedule 3.9(i) of the Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.
               (ii) Schedule 3.9(ii) of the Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates of each Acquired Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.
               (iii) Schedule 3.9(iii) of the Disclosure Schedule sets forth a calculation of the liability of the Acquired Companies for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Acquired Company is required by this Statement to disclose such information.
               (iv) Schedule 3.9(iv) of the Disclosure Schedule sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.
               Seller has delivered or made available to Buyer, or will deliver or make available to Buyer within ten days of the date of this Agreement:
                    all documents that set forth the terms of each Company Plan and Company Other Benefit Obligation and of any related trust, including but not limited to (A) all Qualified Plan Documents and related trust agreements together with any and all amendments thereto, (B) all plan descriptions and summary plan descriptions of Company Plans for which Seller or the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (C) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations for which a plan description or summary plan description is not required;
                    all personnel, payroll, and employment manuals and policies, and collective bargaining agreements;
                a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;
                    all registration statements filed with, the United States Department of Labor or with any other governmental agency with respect to any Company Plan;
                    all insurance policies purchased by or to provide benefits under any Company Plan;
                all contracts with third party administrators, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;
                all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;
                all notifications to employees or former employees of their rights under ERISA S601 et seq. and IRC S4980B;
                    the Form 5500 filed in each of the most recent three plan years [with respect to each Company Plan], including all schedules thereto and the opinions of independent accountants;
                    all material notices that were given by any Acquired Company or any ERISA Affiliate of an Acquired Company or any Company Plan to the IRS, the PBGC, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this
Section 3.9;
                all notices that were given by the IRS, the PBGC, or the Department of Labor to any Acquired Company, any ERISA Affiliate of an Acquired Company, or any Company Plan within the four years preceding the date of this Agreement; and
                the most recent IRS determination letter for each Plan of the Acquired Companies that is a Qualified Plan.
               Except as set forth in Schedule 3.9(vi) of the Disclosure
Schedule:
                    The Acquired Companies have performed all of their respective obligations under all Company Plans and Company Other Benefit Obligations. The Acquired Companies have made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Other Benefit Obligations that have accrued but are not due.
                    No statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.
                The Acquired Companies, with respect to all Company Plans and Company Other Benefits Obligations are, and each Company Plan and Company Other Benefit Obligation is, in compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section
3.9 and with any applicable collective bargaining agreement.
                         No transaction prohibited by ERISA S 406 and no
"prohibited transaction" under IRC S 4975(c) have occurred with respect to any Company Plan.
                         Neither Seller nor any Acquired Company has any
liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.
                         Neither Seller nor any Acquired Company has any
liability to the PBGC with respect to any Plan or has any liability under ERISA S 502.
                         All filings required by ERISA and the IRC as to each
Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.
                         All contributions and payments made or accrued with
respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC S 162 or S 404. No amount of any Company Plan's income, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.
                    Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan other than as required by ERISA or the IRC.
                    Since January 1, 1994, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.
                    To the Knowledge of Seller and the Acquired Companies, no event has occurred that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.
                Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the Knowledge of Seller or the Acquired Companies, is Threatened.
                No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC S 401(a).
                    Each Qualified Plan of each Acquired Company is qualified in form and operation under IRC S 401(a); each trust for each such Plan is exempt from federal income tax under IRC S501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.
                    No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to, or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Title IV Plan.
                    No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to, or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any VEBA.
                No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Pension Plan subject to the requirements of ERISA S302 and IRC S412.
                No Acquired Company or any ERISA Affiliate of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.
                Except to the extent required under ERISA S 601 et seq. and IRC S4980B, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.
                Each Acquired Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.
                Seller and all Acquired Companies have complied with the provisions of ERISA S601 et seq. and IRC S4980B.
                No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC S280G or S4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.
                The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.
           COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
               Except as set forth in Schedule 3.10 of the Disclosure Schedule:
                    each Acquired Company is in compliance with the Legal Requirements applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
                    no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would, or could reasonably be expected to, constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) would, or could reasonably be expected to, give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
                     no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
               Each Governmental Authorization held by any Acquired Company is valid and in full force and effect. Except as set forth in Schedule 3.10 of the Disclosure Schedule:
                    each Acquired Company is in compliance with all of the terms and requirements of each Governmental Authorization;
                    no event has occurred or circumstance exists that (with or without notice or lapse of time) would, or could reasonably be expected to (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization;
                no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and
                    all applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
           The Governmental Authorizations held by the Acquired Companies collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.
           LEGAL PROCEEDINGS; ORDERS
               Except as set forth in Schedule 3.11(a) of the Disclosure Schedule, there is no pending Proceeding:
                    that has been commenced against any Acquired Company or to the Knowledge of Seller and the Acquired Companies that otherwise could reasonably be expected to materially adversely affect the business of the Acquired Companies taken as a whole; or
                    that has been commenced against Seller or any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
           To the Knowledge of Seller and the Acquired Companies, no such Proceeding has been Threatened. Seller has made available to Buyer copies of all pleadings, audit letters and statements prepared by legal counsel to support public disclosures required by Legal Requirements relating to each Proceeding listed in Schedule 3.11(a) of the Disclosure Schedule.
               Except as set forth in Schedule 3.11(b) of the Disclosure Schedule, there is no pending Proceeding commenced by any Acquired Company.
               Except as set forth in Schedule 3.11(c) of the Disclosure
Schedule:
                    there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;
                    Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
                to the Knowledge of Seller and the Acquired Companies, no employee of any Acquired Company is subject to any Order that prohibits such employee from engaging in or performing his normal duties on behalf of the business of any Acquired Company.
               Except as set forth in Schedule 3.11(d) of the Disclosure
Schedule:
                    each Acquired Company is in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject;
                    no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and
                no Acquired Company has received, at any time since January 1, 1995, any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.
           ABSENCE OF CERTAIN CHANGES AND EVENTS
           Except for the Permitted Transfers and as set forth in Schedule 3.12 of the Disclosure Schedule, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:
               change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;
               amendment to the Organizational Documents of any Acquired
Company;
               payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;
               adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;
               damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;
               entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by any Acquired Company of at least $150,000.00;
               sale, lease or other disposition of any asset or property of any Acquired Company or imposition of any Encumbrance on any material asset or property of any Acquired Company, other than in the Ordinary Course of Business;
               cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000.00;
               material change in the accounting methods used by any Acquired Company; or
               agreement, whether oral or written, by any Acquired Company to do any of the foregoing.
           CONTRACTS; NO DEFAULTS
               Schedule 3.13(a) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement, and Seller has made available to Buyer true and complete copies, of:
                    each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of a remaining amount or value in excess of $150,000.00;
                    each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of a remaining amount or value in excess of $50,000.00;
                each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $25,000.00;
                    each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000.00 and with terms of less than one year);
                    each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, other than agreements with current or former employees in a form substantially similar to Exhibit 3.13(a)(v) of the Disclosure Schedule, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;
                    each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;
                each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
                each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;
                    each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
                    each power of attorney that is currently effective and outstanding;
                each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;
                each Applicable Contract for capital expenditures in excess of $50,000.00;
                each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and
                each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
               Except as provided herein or as set forth in Schedule 3.13(b) of the Disclosure Schedule:
                    Seller (and no Related Person of Seller) does not have and will not acquire any rights under, any Material Applicable Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
                    to the Knowledge of Seller and the Acquired Companies, no agent or employee is bound by any Contract that purports to limit the ability of such agent or employee to (A) engage in the business of any Acquired Company, or
(B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.
               Except as set forth in Schedule 3.13(c) of the Disclosure Schedule, each Material Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms.
               Except as set forth in Schedule 3.13(d) of the Disclosure
Schedule:
                    each Acquired Company is in compliance with all applicable terms and requirements of each Material Applicable Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound.
                    each other Person that has or had any obligation or liability under any Material Applicable Contract under which an Acquired Company has any rights is in compliance with all applicable terms and requirements of such Contract;
                 no event has occurred or circumstance exists that (with or without notice or lapse of time) would, or could reasonably be expected to, give any other Person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; and
                    no Acquired Company has given to or received from any other Person, at any time since October 8, 1996, any notice or other communication (whether written or oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Applicable Contract.
               Except as set forth on Schedule 3.13(e), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts with any Person and, to the Knowledge of Seller and the Acquired Companies, no such Person has made written demand for such renegotiation.
               Except as set forth in Schedule 3.13(f), the Material Applicable Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
           INSURANCE
               Seller has made available to Buyer:
                    true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company is or has been covered at any time within the six (6) years preceding the date of this Agreement;
                    true and complete copies of all pending applications for policies of insurance which would cover any Acquired Company; and
                 any statement by the auditor of Seller's financial statements with regard to the adequacy of Seller's coverage or of the reserves for claims.
               Except as set forth on Schedule 3.14(b) of the Disclosure
Schedule:
                    All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company:
                         are valid, outstanding, and enforceable;
                         will be in full force and effect at the time of
consummation of the Contemplated Transactions; and
                         except as disclosed on Schedule 3.14(b)(i)(C), do not
provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.
                    Neither Seller nor any Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
                 Seller or the Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company.
                 Seller or the Acquired Companies have given notice to the insurer of all claims relating to an Acquired Company that may be insured thereby.
           ENVIRONMENTAL MATTERS
           Except as set forth in Schedule 3.15 of the Disclosure Schedule:
               Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or any other Person for whose conduct they are responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
               There are no pending or, to the Knowledge of Seller and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.
               Neither Seller nor any Acquired Company has Knowledge of any basis to expect, nor has any of them or any Person for whose conduct they are responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that asserts actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, transported or processed by any Acquired Company, or any Person for whose conduct they are responsible have been transported, treated, stored, handled, transferred, disposed, recycled, or received or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.
               None of the Acquired Companies nor any Person for whose conduct they are responsible, have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller and the Acquired Companies, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.
               Except in compliance with applicable Legal Requirements, there are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of Seller and the Acquired Companies, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any Acquired Company nor any Person for whose conduct they are responsible has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest except in compliance with applicable Legal Requirements.
               Except in compliance with applicable Legal Requirements, there has been no Release or, to the Knowledge of Seller and the Acquired Companies, any Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest or, to the Knowledge of Seller and the Acquired Companies, at any geologically or hydrologically adjoining property.
               Seller has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by or any Acquired Company with Environmental Laws.
           LABOR RELATIONS; COMPLIANCE
           Except as set forth in Schedule 3.16 of the Disclosure Schedule, since January 1, 1994, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 1994, there has not been, there is not presently pending or existing, and to the Knowledge of Seller and any Acquired Company there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against any of the Acquired Companies, or (c) any application for certification of a collective bargaining agent. To Seller's Knowledge, no event has occurred or circumstance exists that would, or could reasonably be expected to, provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
           INTELLECTUAL PROPERTY
               Intellectual Property Assets--The term "Intellectual Property Assets" includes:
                    the name "Handex," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");
                    all patents and patent applications (collectively, "Patents");
                 all copyrights in both published works and unpublished works (collectively, "Copyrights");
                    all rights in mask works (collectively, "Rights in Mask Works");
                    all proprietary know-how, trade secrets, and other confidential information (collectively, "Trade Secrets") owned, used, or licensed as licensee by any Acquired Company.
               Agreements--Schedule 3.17(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Applicable Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000.00 under which an Acquired Company is the licensee. To Seller's Knowledge, there are no outstanding or Threatened disputes or disagreements with respect to any such agreement.
               Know-How Necessary for the Business
                    The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted by the Acquired Companies. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets, except as set forth in Schedule 3.17(b) of the Disclosure Schedule.
                    Except as set forth in Schedule 3.17(c) of the Disclosure Schedule, to the Knowledge of Seller and the Acquired Companies, no employee of any Acquired Company has entered into any Contract, including any confidentiality agreement, that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.
               Patents
                    Schedule 3.17(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances.
                    All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) and are valid and enforceable.
                 No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any third party.
                    To Seller's knowledge, no Patent is infringed or has been challenged or threatened in any way. To Seller's knowledge, none of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.
               Trademarks
                    Schedule 3.17(e) of Disclosure Schedule contains a complete and accurate list and summary description of all Marks. Except for the logo and stylized name "Handex" which is currently registered to Seller, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.
                    All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.
                 No Mark is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.
                    To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party.
                    To Seller's Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Seller's Knowledge, none of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
               Copyrights
                    Schedule 3.17(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights registered with the United States copyright office. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.
                    All registered Copyrights are currently in compliance with formal legal requirements and are valid and enforceable.
                 To Seller's knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Seller's knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.
               Trade Secrets
                    Except asset forth on Schedule 3.17(g), Seller and the Acquired Companies have taken reasonable precautions to protect the confidentiality of all Trade Secrets.
                 One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To Seller's knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.
           DISCLOSURE
               No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
               No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
           (c) There is no fact of which Seller has Knowledge that has specific application to Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.
           RELATIONSHIPS WITH RELATED PERSONS
           Except as set forth on Schedule 3.19 of the Disclosure Schedule, no Seller nor any Related Person of Seller or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Neither Seller nor any Related Person of Seller or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in Schedule 3.19 of the Disclosure Schedule, neither Seller nor any Related Person of Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.
           BROKERS OR FINDERS
           Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except to The Nassau Group, Inc.
           SUFFICIENCY OF ASSETS
           To the Knowledge of Seller and the Acquired Companies, the buildings, plants, structures, and equipment of the Acquired Companies are in all material respects structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for (i) assets, properties and rights to be transferred by Seller to the Acquired Companies after the Closing Date, (ii) matters disclosed on
Schedule 3.21 of the Disclosure Schedule, and (iii) working capital and the financing to be provided by Buyer, the Acquired Assets are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.
           CURRENT CLIENTS
           Except for the Contemplated Transactions, Seller has no Knowledge that any event has occurred that could, or could reasonably be expected to, cause any customer which has purchased in excess of One Million Dollars ($1,000,000) of products or services from one or more of the Acquired Companies since January 1, 1994 to terminate its existing business relationship with such Acquired Company. Buyer acknowledges that Seller makes no representation or warranty whatsoever with respect to the revenues to be derived by the Acquired Companies for services rendered to any customer after the Closing Date.
           INVENTORY
           All inventory of the Acquired Companies, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.
           NO UNDISCLOSED LIABILITIES
           To the Knowledge of Seller the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet or in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof, (ii) liabilities or obligations contemplated by this Agreement or referred to in the Disclosure Schedule, and (iii) liabilities or obligations not required to be disclosed pursuant to Section 3 of this Agreement or which otherwise do not constitute a breach of this Agreement.
           EMPLOYEES
           Schedule 3.25 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Acquired Companies as of October 18, 1996, including each employee on leave of absence or layoff status: employer; name; job title and current compensation. The books and records of the Acquired Companies, which have been provided to Buyer, reflect the following information on each employee: any change in compensation since commencement of employment; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan. Schedule 3.25 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.
           INVESTMENT INTENT
           Seller is acquiring the Promissory Note, Preferred Shares and Warrants for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Seller is an "accredited investor" as such term is defined in Rule 401(a) under the Securities Act.
     REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
           ORGANIZATION AND GOOD STANDING
           Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Buyer is not required to be qualified to do business as a foreign corporation in any other state. Buyer has delivered to Seller true and complete copies of the Organizational Documents of Buyer.
           AUTHORITY; NO CONFLICT
               This Agreement and the Deposit Escrow Agreement constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Upon the execution and delivery by Buyer and each of the Acquired Companies which is a party thereto of the Promissory Note, Preferred Shares, Warrants, Completion Assistance Agreement, Receivables Collection Agreement, Subordination Agreement, Corporate Guaranty and Pledge Agreement, Pledge Agreement, Sublease and Shareholders Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer and each of the Acquired Companies which is a party thereto, enforceable in accordance with their respective terms. Buyer has the corporate power and authority to execute and deliver this Agreement and the Buyer's Closing Documents to which it is a party and to perform its obligations thereunder. Each of the Acquired Companies which is a party to a Buyer's Closing Document has the corporate power and authority to execute and deliver such document and to perform its obligations thereunder.
               Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
                    any provision of Buyer's Organizational Documents;
                    any resolution adopted by the board of directors or the stockholders of Buyer;
                    any Legal Requirement or Order to which Buyer may be subject; or
                    any Contract to which Buyer is a party or by which Buyer may be bound.
               Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
           INVESTMENT INTENT
           Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
           CERTAIN PROCEEDINGS
           There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To Buyer's Knowledge, no such Proceeding has been Threatened.
           BROKERS OR FINDERS
           Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except to Southcoast and New Street Investments LP.
           UNDISCLOSED KNOWLEDGE
           Neither Buyer nor any of its Representatives has Knowledge of any Breach by Seller of the representations, warranties, covenants and obligations of Seller in this Agreement, the Disclosure Schedule or any supplement to the Disclosure Schedule which Buyer has not disclosed to Seller in writing.
           CAPITALIZATION; LIABILITIES; SOLVENCY
           (a) The authorized equity securities of Buyer consist of (i) 1,540,000 shares of Common Stock, par value $.01 per share ("Common Shares") and
(b) 3,000 shares of Series A Preferred Stock, par value $.01 per share and stated value $1,000 per share. 819,000 Common Shares are currently issued and outstanding ("Initial Shares") and owned of record and beneficially as follows:
Roger Eatman - 314,666.66; George Bannon - 314,666.66; and S.C. Culbreath, Jr. - 189,666.66 ("Buyer's Shareholders"). Buyer's Shareholders' ownership of their respective Initial Shares is free and clear of all Encumbrances except the Nonrecourse Individual Guaranty and Pledge Agreement and Shareholders Agreement. The Initial Shares have been duly authorized, validly issued and fully paid for in cash at a price per share of not less than Eighty-Eight Cents ($0.88) and are nonassessable. The common shareholders' equity of Buyer resulting from issuance of the Initial Shares is at least Five Hundred Thousand Dollars ($500,000). Except for the Warrants and the Excluded Shares (as defined in the Warrants), there are no Contracts relating to the issuance of additional equity securities of Buyer. The Common Shares of Buyer issuable upon exercise of the Warrants have been validly reserved for issuance by Buyer and, upon such issuance, will be duly authorized, validly issued, fully paid and nonassessable Common Shares of Buyer. Upon issuance of the Preferred Shares to Seller, such shares will be duly authorized, validly issued, fully paid and nonassessable. Except for the Preferred Shares, the Warrants, the Southcoast Warrant and the Shareholders Agreement, neither Buyer nor any of Buyer's Shareholders is a party to any Contract pursuant to which it is or may become obligated to purchase or redeem any shares of its capital stock or which restricts the transfer or affects the voting rights of any shares of its capital stock.
           (b) Schedule 4.7(b) sets forth an unaudited pro forma balance sheet of Buyer as of the Closing Date, which balance sheet gives effect to the Contemplated Transactions and the financing to be provided by SouthTrust. Such balance sheet is a fair and accurate presentation of Buyer's financial condition as of the Closing Date. Except as set forth on such pro forma balance sheet or elsewhere on Schedule 4.7(b), Buyer will have no liabilities or obligations of any nature (whether known or unknown and whether accrued, contingent or otherwise) as of the Closing Date. Schedule 4.7(b) also contains a true and complete copy of the commitment letter from SouthTrust relating to the financing to be provided thereby in connection with the Contemplated Transactions.
           (c) Buyer is now, and after giving effect to the SouthTrust financing and the Contemplated Transactions, will be, Solvent.
     COVENANTS OF SELLER PRIOR TO CLOSING DATE
           ACCESS AND INVESTIGATION
           Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company and its Representatives to furnish or make available to Buyer and Buyer's Representatives such additional financial, operating, and other data and information as Buyer may reasonably request in light of the data and information previously furnished or made available to Buyer.
           OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES
           Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to:
               conduct the business of such Acquired Company only in the Ordinary Course of Business;
               use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;
               confer with Buyer concerning operational matters of a material nature and obtain Buyer's Consent (which shall not be unreasonably withheld) to any sale or other disposition of any asset or property included in Net P, P & E.
               pay any undisputed debts or trade accounts payable that have been outstanding more than sixty (60) days.
               otherwise respond to Buyer concerning the status of the business, operations, and finances of such Acquired Company.
           NEGATIVE COVENANT
           Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.12 is likely to occur.
           REQUIRED APPROVALS
           As promptly as practicable after the date of this Agreement, Seller will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.
           NOTIFICATION
           Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.
           NO NEGOTIATION
           Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Seller will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit proposals from, or negotiate with, any Person (other than Buyer) relating to any transaction involving the sale of the business conducted by the Acquired Companies.
           BEST EFFORTS
           Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
     COVENANTS OF BUYER PRIOR TO CLOSING DATE
           REQUIRED APPROVALS
           As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller elects or to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Schedule 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to incur any burden to obtain a Governmental Authorization.
           BEST EFFORTS
           Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.
           NEGATIVE COVENANT
           Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Buyer will not, without the prior consent of Seller, amend any of Buyer's Organizational Documents.
     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
           ACCURACY OF REPRESENTATIONS
               All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, except where such representations and warranties are expressly made as of a particular date and with respect to matters contemplated or permitted by this Agreement
               Each of Seller's representations and warranties in Sections 3.3, 3.4, 3.8, and 3.19 must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, except where such representations and warranties are expressly made as of a particular date and with respect to matters contemplated or permitted by this Agreement.
           SELLER'S PERFORMANCE
               All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
               Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.7 must have been performed and complied with in all respects.
           CONSENTS
           Each of the Consents identified in subparts 1 and 2 of Schedule 3.2 of the Disclosure Schedule, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.
           ADDITIONAL DOCUMENTS
           Each of the following documents must have been delivered to Buyer:
               an opinion of Calfee, Halter & Griswold, dated the Closing Date, in the form of Exhibit 7.4(a); and
               an opinion of Gary T. Gann, Esq., dated the Closing Date, in the form of Exhibit 7.4(b).

           NO PROCEEDINGS
           Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding involving any challenge to, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
           NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS
           There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the consideration for the Shares.
           NO PROHIBITION
           Neither the consummation nor the performance of any of the Contemplated Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer to suffer any material adverse consequence under any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body after the date of this Agreement.
     CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE
     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
           ACCURACY OF REPRESENTATIONS
           Buyer's representations and warranties in the Deposit Escrow Agreement and in Sections 4.1, 4.2(a) and 4.7(a) of this Agreement must be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date. All of Buyer's other representations and warranties in this Agreement (considered collectively), and each of such other representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
           BUYER'S PERFORMANCE
               All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
               Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4, must have made the payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and the covenants and obligations in Section 6.2 must have been satisfied in all respects.
           ADDITIONAL DOCUMENTS; CONSENTS
           Buyer must have caused the following documents to be delivered to
Seller:
               an opinion of Cobb Cole & Bell, dated the Closing Date, in the form of Exhibit 8.4(a); and
               the Nonrecourse Individual Guaranty and Pledge Agreement executed by each of Buyer's Shareholders.
           Seller shall have obtained the Consent of its stockholders required by applicable Legal Requirements.
           NO PROCEEDINGS OR PROHIBITION
           Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. Neither the consummation nor the performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, any Legal Requirement or Order that is published, introduced, or otherwise proposed by or before any Governmental Body after the date of this Agreement.
     TERMINATION
           TERMINATION EVENTS
           This Agreement may, by notice given prior to or at the Closing, be terminated:
               by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured;
               (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;
               by mutual consent of Buyer and Seller;
               by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 27, 1997, or such later date as the parties may agree upon; or
               by Seller if deemed necessary by Seller in order for its directors to comply with their fiduciary duties under applicable Legal Requirements.
           EFFECT OF TERMINATION
           Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except (i) the obligations in Sections 11.1 and 11.3 will survive; (ii) if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired; and (iii) if this Agreement is terminated by Seller pursuant to Section 9.1(e) Seller shall pay Southcoast and Buyer termination fees of Three Hundred Thousand Dollars ($300,000) and Three Hundred Thousand Dollars ($300,000), respectively.
     INDEMNIFICATION; REMEDIES
           SURVIVAL
           All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Sections 2.4(a)(iii) and 2.4(b)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.
           INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER
           Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), resulting from:
               any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule or any of the other agreements and instruments contemplated hereby as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(iii) as having caused the condition specified in Section 7.1 not to be satisfied;
               any Breach by Seller of any covenant or obligation of Seller in this Agreement or in any of the other agreements or instruments contemplated hereby;
               any product shipped or manufactured by, or any services provided by, any Acquired Company prior to the Closing Date;
               the matters disclosed in Schedules 3.7(a), 3.11(a) and 3.11(b) of the Disclosure Schedule; or
               any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.
           INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER--    ENVIRONMENTAL
MATTERS
           In addition to the provisions of Section 10.2, Seller will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of Cleanup, containment, or other remediation) resulting from:
               any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or any Acquired Company has or had an interest, or (B) any Hazardous Materials that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or any Acquired Company, or by any Person for whose conduct they are responsible at any time on or prior to the Closing Date, (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or any Acquired Company or by any Person for whose conduct they are responsible; or
               any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of any Acquired Company or by any Person for whose conduct they are responsible in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated from any of the Facilities and was present on any of the Facilities on or prior to the Closing Date) or (ii) Released by Seller or allegedly Released by Seller or any Acquired Company or by any Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.
           Seller will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section
10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.
           INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER
           Buyer will indemnify and hold harmless Seller and its Representatives and will pay to Seller and such Representatives the amount of any Damages resulting from: (a) any Breach of any representation or warranty made by Buyer in this Agreement, Buyer's Schedules or any of the other agreements and instruments contemplated hereby; (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any of the other agreements and instruments contemplated hereby; (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;
(d) any product shipped or manufactured by, or any services provided by Buyer or any Acquired Company after the Closing Date; and (e) the obligations of the Acquired Companies for which Seller is or may be responsible set forth on
Schedule 10.4 of the Disclosure Schedule.

           TIME AND KNOWLEDGE LIMITATIONS
               If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.7, 3.9, or 3.15 unless on or before December 31, 1998 Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 3.7 and 11.16 must be made within sixty (60) days after expiration of the time period, including any extensions thereof, within which any Tax may be assessed against any Acquired Company; a claim with respect to
Section 3.15 or Section 10.3 must be made on or before December 31, 2003; and a claim with respect to Section 3.3, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with by Seller prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than in Sections 4.2(a) and 4.7(a), unless on or before December 31, 1998 Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; a claim with respect to Section 4.2(a) or Section 4.7(a), or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed or complied with by Buyer prior to the Closing Date, may be made at any time.
               If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any Breach of any representation, warranty or covenant or obligation of Seller in this Agreement or any instrument or other agreement delivered pursuant to this Agreement if Buyer or its Representatives had Knowledge of such Breach on or before the Closing Date.
           LIMITATIONS ON AMOUNT--SELLER
           Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), (b) (to the extent relating to any Breach prior to the Closing Date) or (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds Two Hundred Thousand Dollars ($200,000), and then only for the amount by which such Damages exceed Two Hundred Thousand Dollars ($200,000), or (b) to the extent the total of all Damages with respect to such matters exceeds the sum of (x) One Million Three Hundred Thousand Dollars ($1,300,000), (y) the aggregate principal balance which would be payable under the Promissory Note as of the date of Buyer's notice asserting a claim for indemnification (regardless of whether a greater or lesser amount is actually then payable) and (z) amounts payable to Seller upon redemption or liquidation of the Preferred Shares (other than for accrued dividends). However, this Section 10.6 will not apply to any claims with respect to Sections 3.3, 3.7, 3.9 or 11.16.
           LIMITATIONS ON AMOUNT--BUYER
           Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), (b) (to the extent relating to Breach prior to the Closing Date), (d) or (e) of Section 10.4 until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000), and then only for the amount by which such Damages exceed Fifty Thousand Dollars ($50,000).
           RIGHT OF SET-OFF
           Buyer may set off any amount to which it may be entitled under this
Section 10 against amounts of principal otherwise payable under the Promissory Note or against amounts due Seller upon redemption or liquidation of the Preferred Shares (other than for accrued dividends), provided it has given notice to Seller of its claim for indemnification as provided for herein and its intent to set-off amounts payable under the Promissory Note and/or Preferred Shares and either (a) Seller has acknowledged Buyer's right of set-off and the amount thereof or (b) Buyer's right to indemnification through such set-off and the amount thereof has been otherwise determined in accordance with the terms of this Agreement; otherwise, Buyer shall, at such time as the payment is due Seller under the Promissory Note and/or Preferred Shares, (x) execute and deliver to Seller the Claims Escrow Agreement set forth as Exhibit 10.8 after being advised by Seller of the name and address (in Florida) of a national bank or trust company having a place of business in Florida, and (y) pay the set-off amount into the escrow established by the Claims Escrow Agreement to be held and distributed in accordance therewith. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note or failure to comply with the terms of the Preferred Shares. Subject to the last sentence of
Section 10.6 and to Section 10.11, Buyer acknowledges that its exclusive recourse against Seller (for indemnification or otherwise) with respect to the matters described in clauses (a), (b) (to the extent relating to any Breach prior to the Closing Date) or (c) of Section 10.2 after payment by Seller of One Million Three Hundred Thousand Dollars ($1,300,000) with respect thereto shall be such right of set-off, and that if Buyer is unable to pay the amounts due under the Promissory Note and Preferred Shares neither Buyer nor its successors or assigns shall have any recourse against Seller for claims in excess of such cash payments by Seller. Notwithstanding the preceding sentence, if a claim for which Buyer is entitled to indemnification shall arise after payments of principal have been made under the Promissory Note or payments have been made upon redemption or liquidation of the Preferred Shares and any such payments remaining thereunder shall be insufficient to satisfy such claim, Buyer's recourse against Seller shall, to the extent of all such prior payments, be reinstated.
           PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS
               Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3)
Section 10.3 of notice of any Threatened or actual Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.
               Except as provided in Sections 10.3, 10.10 and 11.16(g), if any Proceeding referred to in Section 10.9(a) is Threatened or brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of any Threatened or actual Proceeding and the indemnifying party does not, within twenty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
               Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.
           PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS
           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Any such notice shall be given within a reasonable time after the party has knowledge of the facts which give or may give rise to such claim; provided, however, that failure to notify the indemnifying party will not relieve the indemnified parties of any liability it may have a to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. With respect to the matters described in Section 10.2(d), Seller shall have exclusive control of the defense and settlement thereof, and Buyer shall, and shall cause each of the Acquired Companies to, cooperate with Seller in any manner reasonably necessary for Seller to resolve such matters, including but not limited to, and at no charge to Seller, (i) making available then current employees with knowledge of such matters to serve as witnesses and/or to discuss the matters with Seller's designated counsel and other representatives, (ii) maintaining records of the last known addresses of former employees who have knowledge of such matters, (iii) making available any and all applicable documents relating to any such matters and (iv) preserving any and all applicable documents unless and until Seller notifies Buyer that such matters have been resolved by settlement or otherwise.
           EXCLUSIVE REMEDY
           The indemnification provisions of this Section 10 set forth the sole and exclusive remedy of Buyer against Seller with respect to any claim for Damages based upon, arising out of, or otherwise in respect of this Agreement and the Contemplated Transactions, except claims for fraud or willful misrepresentation.
           DISPUTE RESOLUTION
               The parties shall attempt to resolve any dispute between them arising out of or relating to this Section 10 in accordance with the procedures specified in this Section 10.12.
               The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.
               If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 30 days, either party shall initiate mediation of the controversy or claim as provided hereinaf-ter.
               All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.
               If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.
     GENERAL PROVISIONS AND COVENANTS TO BE PERFORMED AFTER CLOSING
           EXPENSES
           Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay all amounts payable to Southcoast Securities Corporation and New Street Investments LP in connection with this Agreement and the Contemplated Transactions. Buyer will also reimburse Seller for the cost of the audit of the Closing Financial Determination to the extent such cost exceeds that which would be incurred by Seller in auditing such items in connection with its customary fiscal year end audit; provided, however, that Buyer's reimbursement for such cost shall in no event exceed Twenty-Five Thousand Dollars ($25,000). Seller will pay all amounts payable to The Nassau Group, Inc. in connection with this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
           PUBLIC ANNOUNCEMENTS
           Before the Closing Date neither Buyer nor Seller shall make any statement to employees or the public regarding the matters contemplated herein without the consent of the other, except that (a) Buyer and Seller may each continue such communications with their respective employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be necessary or legally required for the prompt consummation of the transactions contemplated by this Agreement, and (b) Seller may make such public announcements as it deems legally advisable, it being agreed, however, that Seller shall use reasonable efforts to notify Buyer in advance of any such announcements.
           CONFIDENTIALITY
           Between the date of this Agreement and the Closing Date, Buyer shall, and shall cause its Representatives, including George H. Bannon and Roger Eatman, to be bound by the letter dated February 21, 1996 from Curtis Lee Smith, Jr. to S.C. Culbreth, a copy of which is attached as Exhibit 11.3, with the following amendments: (a) clauses (ii) and (iii) shall be deleted from paragraph 4 and (b) paragraph 7 shall be supplemented with the following language at the end thereof "or solicit or cause to be solicited any customer of Company which is currently doing business with Company or which has done so within the last two (2) years."
           NOTICES
           All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by regular mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
           Seller:
           Handex Corporation
           500 Campus Drive
           Morganville, New Jersey 07751
           Attention: President
           Facsimile No.: 908-536-0289
           with a copy to:
           Scott R. Wilson, Esq.
           Calfee, Halter & Griswold
           1400 McDonald Investment Center
           800 Superior Avenue
           Cleveland, Ohio 44114-2688
           Facsimile No.:  (216) 241-0816
           Buyer:
           ECB, Inc.
           30941 Suneagle Drive
           Mt. Dora, Florida 32757
           Attention: President
           Facsimile No.: (352) 735-5990
           with a copy to:
           Jonathan D. Kaney, Jr., Esq.
           Cobb Cole & Bell
           150 Magnolia Avenue
           Daytona Beach, Florida 32115
           Facsimile No.: (904) 238-7003
           FURTHER ASSURANCES
           The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

           WAIVER
           Except as otherwise expressly provided herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
           ENTIRE AGREEMENT AND MODIFICATION
           This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
           DISCLOSURE SCHEDULE
           The disclosures made in any Disclosure Schedule, and those in any supplement thereto, shall be deemed made with respect to any other Disclosure Schedule to which they may relate notwithstanding the absence of a specific cross-reference thereto.
           ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
           Seller may assign its rights under this Agreement and, subject to the terms thereof, transfer the Promissory Note, Preferred Shares and Warrants to any Person. Buyer may not assign any of its rights under this Agreement without the prior consent of Seller. Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

           SEVERABILITY
           If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
           SECTION HEADINGS; CONSTRUCTION
           The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.
           TIME OF ESSENCE
           With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
           GOVERNING LAW
           This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.
           COUNTERPARTS
           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
           CORPORATE NAME; TRADEMARKS
           If the Closing occurs, Selling will, within thirty days thereafter, change its corporate name to one which does not include the word "Handex".
           TAX RETURNS, PAYMENTS AND ELECTIONS
                Seller will take all steps necessary and cause the Acquired Companies to take all steps necessary to terminate any Tax sharing Contract between Seller and any of the Acquired Companies as of the Closing Date and such Tax sharing Contracts will have no further effect for any taxable year (whether current, future or past).
                Seller will include the income of the Acquired Companies (including any deferred income triggered into income by IRC Reg. S1.1502-13 and IRC Reg. S1.1502-14 and any excess lose accounts taken into income under IRC Reg. S1.1502-19) on Seller's Tax Returns for all periods through the Closing Date and pay any Taxes attributable to such income. The income of the Acquired Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Acquired Companies as of the end of the Closing Date.
                For all periods ending on or before the Closing Date, Seller will timely prepare and file all Tax Returns, after taking into account any applicable filing extensions, that are or were required to be filed with respect to the Acquired Companies pursuant to applicable Legal Requirements.
                Buyer agrees to indemnify Seller for any additional tax owed by Seller (including tax owed by Seller due to this indemnification payment) resulting from any transaction not in the ordinary course of business of the Acquired Companies occurring on the Closing Date after Buyer's purchase of the Shares. Buyer and Seller agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer's purchase of the Shares on Buyer's federal income tax return to the extent permitted by IRC Reg. S1.1502-76(b)(1)(B).
                At Seller's request, Buyer will cause any of the Acquired Companies to make or join with Seller in making any Tax election if the making of such election does not have a material adverse impact on the Buyer (or any of the Acquired Companies) for any Tax period after Buyer's purchase of the Shares.
                Buyer will, and the Buyer will cause the Acquired Companies to, maintain all books and records of the Acquired Companies relating to the Taxes and Tax Returns of Seller and the Acquired Companies for so long as Seller shall have any responsibility or liability therefor. Seller will maintain all books and records in its possession which relate to the Taxes and Tax Returns of the Acquired Companies for so long as the Buyer or the Acquired Companies shall have any responsibility or liability therefor.
     Further, Seller and Buyer hereby grant to the other and its Representatives, and Buyer will cause each Acquired Company to grant Seller and its Representatives, the right to inspect and make copies of all such books and records to the extent reasonably necessary for Buyer or Seller to accurately determine its liability for any Taxes and to prepare or amend its Tax Returns. With respect to the fiscal period ending on the Closing Date, Buyer also specifically agrees to cause the Acquired Companies to furnish such information as shall be necessary for Seller to accurately prepare and timely file the Tax Returns referenced in Section 11.16(b) above.
                If any Proceeding referred to in Section 10.9(a) is Threatened or brought against Buyer or any Acquired Company relating to Taxes for any period through the Closing Date it shall give notice to Seller of the commencement of such Proceeding, whereupon Seller shall be entitled, upon notice to the Person from which notice was received, to assume exclusive control of the defense and settlement of such Proceeding. In the event Seller assumes defense of such Proceeding it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification by Seller and that neither Buyer nor any of the Acquired Companies will have any liability with respect to any compromise, settlement or adjudication of such claims. Notwithstanding anything to the contrary expressed herein, Seller will not settle or otherwise resolve any issue which may affect the liability for Taxes of the Buyer and the Acquired Companies for any period subsequent to the Closing with respect to which the Buyer and the Acquired Companies have any responsibility for payments thereof, without Buyer's consent, which consent shall not be unreasonably withheld.
                If the parties hereto agree that it is in their mutual best interest, Buyer and Seller will join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "338(h)(10) Election") with respect to the purchase and sale of the Shares. If the 338 (h)(10) Election is made, the parties agree that (i) the Consideration specified in Section 2.2 and the liabilities of the Acquired Companies (plus other relevant items) will be allocated to the assets of the Acquired Companies for Tax purposes as shown on
Schedule 11.17 attached hereto and (ii) Buyer, the Acquired Companies and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
                Except for Taxes, included as a liability in the Net Acquired Current Assets, Seller will indemnify and hold the Buyer harmless against (i) any and all liability assessed against the Buyer or any the Acquired Companies for any Taxes for which Seller has responsibility under this Section 11.16, (ii) any liability for Taxes assessed against the Buyer or the Acquired Companies with respect to any period ending on or before the Closing Date by reason of the Buyer or the Acquired Companies being severally liable for Income Taxes pursuant to Treasury Reg. Section 1.1502-6 or any analogous State or local provisions, and (iii) any other liability assessed against the Buyer or the Acquired Companies for Taxes of the Seller for, or which relate to, periods ending on or before the Closing Date.
           IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:  ECB, INC.                            Seller:  HANDEX CORPORATION
By:                                          By:
     ------------------------------                      -----------------------
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Title:                                       Title:
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88/HANDEX/199843.15